UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2005

Foot Locker, Inc.

(Exact Name of Registrant as Specified in its Charter)

New York	1-10299	13-3513936
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

112 West 34th Street, New York, New York	10120
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: 212-720-3700

Former Name/Address (Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

As reported in the Company’s Form 8-K dated November 18, 2005, the service of Bruce L. Hartman as Executive Vice President and Chief Financial Officer of the Company ended at the close of business on November 18, 2005. On December 21, 2005, the Company and Mr. Hartman entered into a letter agreement (the “Letter Agreement”) regarding his resignation, and the termination of his employment effective December 18, 2005 (the “Termination Date”). The Letter Agreement provides for:

- Mr. Hartman’s resignation as the Company’s Executive Vice President and Chief Financial Officer as of November 18, 2005, and the termination of his employment as of the Termination Date;

- a General Release from Mr. Hartman to the Company;

- a severance payment of $650,500 to Mr. Hartman, which reflects the amount of severance provided for under his Employment Agreement;

- a non-competition period, including a prohibition on hiring employees of the Company, for one year following the Termination Date;

- subject to the approval of the Stock Option Plan Sub-Committee of the Board of Directors of the Company, the accelerated vesting of stock options covering a total of 32,334 shares, which were scheduled to vest in March and April 2006; and

- continuation of participation in certain benefit programs for one year following the Termination Date, including the medical, drug, dental, and life insurance programs for active employees of the Company, the executive medical reimbursement program, the executive financial planning program, the automobile expense reimbursement program, and the executive life insurance program.

A copy of the Letter Agreement is filed as Exhibit 99.1 to this report, and the description of the terms of the agreement contained herein is qualified in its entirety by reference to such Letter Agreement.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Letter Agreement with Bruce L. Hartman

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOOT LOCKER, INC. (Registrant)

Date: December 27, 2005	By:	/s/ Gary M. Bahler
Senior Vice President, General Counsel and Secretary